Exhibit 5.1

DURHAM JONES & PINEGAR, P.C. 192 East 200 North, Third Floor St. George, Utah 84770-2879 435.674.0400 435.628.1610 Fax www.djplaw.com

March 13, 2009

American Technology Corporation

15378 Avenue of Science, Suite 100

San Diego, CA 92128

Re:    Post-Effective Amendment to Form S-1 on Form S-3, Registration No. 333-127534

Dear Ladies and Gentlemen:

We have acted as special counsel to American Technology Corporation, a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment to Form S-1 on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 13, 2009 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale of up to 1,394,797 shares (the “Shares”) of the Company’s Common Stock, par value $.00001 per share (the “Common Stock”), and up to 822,213 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain outstanding warrants (the “Warrants”), issued to the selling stockholders named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the resale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.    The Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

2.    The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DURHAM JONES & PINEGAR, P.C.